Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CHINA WATER GROUP, INC.

ARTICLE I

NAME

The name of the corporation is CHINA WATER GROUP, INC.

ARTICLE II

REGISTERED OFFICE

Section 2.01. REGISTERED OFFICE. The address of its Registered Office is 726 South Casino Center Blvd., Suite 207, Las Vegas, Nevada 89101-6742.

Section 2.02. OTHER OFFICES. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the Sate of Nevada with the same effect as if in the State of Nevada.

ARTICLE III

PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE IV

SHARES OF STOCK

Section 4.01. NUMBER AND CLASS. The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 50,000,000 shares of preferred stock, undesignated as to series (the “Preferred Stock”). To the furthest extent allowed by Sections 78.195 and 78.1955 of the Nevada Revised Statutes, as amended, the Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.

Section 4.02. NO PREEMPTIVE RIGHTS. Stockholders of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

Section 4.03. NON-ASSESSABILITY OF SHARES. The capital stock of the Corporation of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE V

DIRECTORS

The number of directors may be increased or decreased by a duly adopted amendment to the Bylaws of the corporation.

ARTICLE VI

PERIOD OF DURATION

The corporation is to have a perpetual existence.

ARTICLE VII

DIRECTORS’ AND OFFICERS’ LIABILITY

Except as otherwise provided in Sections 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030 of the Nevada Revised Statutes, as amended, a director or officer shall not be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law.

ARTICLE VIII

INDEMNITY

The Corporation may adopt Bylaws or enter into agreements from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE XIX

AMENDMENTS

Subject at all times to the express provisions of Section 4.03 which cannot be amended, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.